Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made effective this 9 day of March, 2015 (the “Effective Date”), by and between SAJAN, INC., a Delaware corporation having its principal executive offices in the State of Wisconsin (the “Company”), and THOMAS P. SKIBA, an individual resident of the State of Minnesota (the “Employee”).

RECITALS

WHEREAS, the parties entered into a written agreement governing Employee’s employment with the Company on August 29, 2013 (the “Agreement”), pursuant to which the Employee is entitled to a severance payment in a total gross amount equal to six (6) months of the Employee’s ending base salary if the Employee’s employment with the Company is terminated by the Company without Cause or by the Employee for Good Reason (as such terms are defined in the Agreement); and

WHEREAS, the Company and the Employee desire to amend Section 6.4 of the Agreement to increase the Employee’s severance payment to a total gross amount equal to twelve (12) months of the Employee’s ending base salary;

NOW, THEREFORE, in consideration of the mutual promises and provisions contained in this Amendment, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Terms of Employment. The parties agree that the terms of the Agreement will remain in full force and effect, except as set forth in this Amendment.

2. Severance Payment. Section 6.4 of the Agreement will be replaced in its entirety with the following:

“6.4 By the Company Without Cause or by the Employee for Good Reason. If (a) the Company terminates the Employee’s employment without Cause, or (b) the Employee properly terminates employment for Good Reason pursuant to Section 5.2, the Employee will be entitled to severance pay in a total gross amount equal to twelve (12) months of the Employee’s ending Base Salary with the Company (the “Severance Payment”), which will be paid in accordance with the Company’s regular payroll schedule commencing on the first payroll date following the Employee’s signing of the general release agreement discussed in Section 6.5 of this Agreement and the expiration of any rescission period set forth in such general release agreement. In addition, any stock options that are due to be vested within twelve months from the Date of Termination shall become vested and exercisable. Notwithstanding anything herein to the contrary, in no event shall any portion of the Severance Payment be paid to the Employee later than the last day of the second taxable year of the Employee following the taxable year in which the Date of Termination occurs.”

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IN WITNESS WHEREOF, the parties have executed and delivered this First Amendment to Employment Agreement on the day and year first written above.

SAJAN, INC.

/s/ Shannon Zimmerman
By: Shannon Zimmerman
Its: CEO

/s/ Thomas P. Skiba
Thomas P. Skiba, an Individual

Signature Page to First Amendment to Employment Agreement